Exhibit 99.2

Transcript of
Westmoreland Coal Co. (WLB)
Investor Conference Call
April 26, 2012

Participants
Keith Alessi, Chief Executive Officer
Doug Kathol, Executive Vice President
Kevin Paprzycki, Chief Financial Officer

Presentation

Operator
Good morning ladies and gentlemen and welcome to the Westmoreland Coal Company’s Investor conference call.  At this time, all telephone participants are in a listen-only mode.  Following the formal presentation, instructions will be given for the question and answer session which will be conducted by telephone.  Web participants wishing to ask a question will need to dial in by telephone to the audio portion of the call.  If anyone needs operator assistance at any time during the conference, please press the * followed by the 0 on your telephone keypad.  As a reminder, this conference is being recorded today and a replay will be made available as soon as practical on the Investor portion of the Westmoreland website, through May 9th, 2012.

Management’s remarks today may contain forward-looking statements based on the company’s current expectations and assumptions regarding its business, the economy and other future conditions, because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  The company’s actual results may differ materially from the results discussed in any such forward-looking statements.  For a summary of risk factors and other information regarding forward-looking statements, please refer to the company’s form 10K for fiscal year 2011 as well as the company’s form 10Q for the first quarter expected to be filed with the Securities and Exchange Commission on May 8th, 2012.  Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing its views as of any subsequent date.  While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so even if its estimates change and therefore you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today.  Mr. Keith E. Alessi, Chief Executive Officer of Westmoreland Coal Company will be delivering today’s remarks.  Thank you Mr. Alessi, please begin.

Keith Alessi – Westmoreland Coal Company –CEO
Good morning.  We are calling in from Denver today and with me is Kevin Paprzycki, our CFO and Doug Kathol, our Executive Vice President.  Earlier this morning we released our first quarter numbers, most of you have probably had a chance to look at the press release and our conversation this morning is to put a little color around that for you and chat about how we see things shaping up.  Certainly neither ourselves or our customers are immune from weather and the nature gas cycle but despite what were rather unfavorable head winds in the quarter we put up a very good first quarter, particularly in our coal segment where our operating income was up 48% from a year ago and our EBITDA up 30% from a year ago.  That was driven primarily by the integration of the Kemmerer acquisition which occurred in February.  So the quarter results reflect two months of the Kemmerer operation.  Obviously that’s the big event for the first quarter.  We are extraordinarily pleased with the manner in which that has come on line.  It’s strong testimony to the work that our team did up front, not only in their due diligence but in their pre-planning.  We didn’t miss a beat.  The month of February and March were two of the better months productivity wise that that mine has experienced in quite some time and its results exceeded our internal projections but we knew that our internal projections intentionally were a bit conservative.

The only aspect of the Kemmerer operation that I wouldn't say it's given us any concern, but what we're really focused on is getting their safety record in line with the rest of our company safety records.  You'll actually see that our safety record degraded a bit this quarter versus where it's been in the past.  That’s 100% the function of the Kemmerer experience.  We're putting in place programs there, supervisory training, we're changing the tone around safety and we expect it to come in line with our historical practices in our other mines, but that normally takes about a year to really cycle through all that training.  So we'll keep an eye on that.  It's nothing that we are overly concerned about but we're still proud of the record that we've had that any blip on the radar in the wrong direction certainly gets our attention.

The quarter was negatively impacted by a couple of things. The power division was down about $1.8 million this quarter primarily due to some tube leaks and unexpected outages that came about as a result of that but that's just the normal flow of the business.  And then in our corporate sector we took a $1.5 million charge which was the remaining deductable on our business interruption claim that occurred at our WRI mine as a result of the explosion that occurred at the SherCo Plant in Minnesota late last year.  We have a $2 million deductable, half a million of that worked its way into the Q4 of 11 and the other $1.5 million came through Q1.  So in a quarter in which many in the industry were closing facilities and idling plants and really negative on the business, we had a really good quarter and we're very satisfied with it.  I think it's a strong testimony to our business model which is primarily cost plus with a rate of return, it protects us in quarters where volume is down, but we're really satisfied with the integration of Kemmerer and where our business sits today.

You'll notice in the press release we mentioned that quarter two which is historically our weakest quarter and that's because most of our customers choose to use that quarter to do their outages in because it's a low demand quarter plus it's a hydro electric quarter out west.  We also have our own ROVA facility down for maintenance in the quarter, so it will probably be our weakest quarter.  We're looking at Q3 and Q4 being strong quarters and we're still on track internally here, tracking towards our internal objectives so we're pretty pleased with how the year appears to be starting off.

Many of you may have noticed that we filed a shelf registration this week with the SEC.  There's no plans to use the shelf.  It was for equity, it's the first time this company has been eligible for shelf registration in a decade and that's because the company had been delinquent on its preferred dividends prior to 2011.  We caught up on those in 2011 when we did our original bond financing and then it takes a year to cycle through the SEC before it becomes shelf eligible.  Most companies have a shelf.  It's a great tool to have if you need it, like I say we have no immediate plans to use it, but it makes sense to activate it and have it there should it be necessary, as we move forward.

The final comment I'd make before I'd open it up to general questions, I have had a number of conversations with people calling me and asking me when we're going to be out on the road and are we going to talk to shareholders and bond holders and we certainly intend to do that.  Obviously our internal focus here has been totally on the Kemmerer acquisition and integration efforts.  We don't want to take our eye off the ball there.  We have a number of other initiatives under way, we think there might be some other growth opportunities out there for us.  We continue to focus on our balance sheet, I should note that at the end of the quarter we were in the most liquid position we have found ourselves in quite some time.  We had approximately $50 million in cash on the balance sheet.  I'd suspect there will be an ebb and flow to that cash on the balance sheet throughout the year.  We'll be amortizing off some debt down at the WML subsidiary, that our projections internally that was showing after all interest payments debt amortization and capital, everything else that will actually build a little bit of cash between now and the end of the year. So we feel pretty good about the flexibility that that gives us.  But back to the question about why don't we get on the road and talk more, we really feel it's necessary to put behind us a couple of strong quarters with the Kemmerer acquisition, show people that we did what we said we were going to do.  There's certainly a lot of conversation in the marketplace about the coal sector.  The coal sector has not been particularly well received on the equity side.  Our bonds have held up very nicely and I think that's a function of our performance in cash flows.  We continue to move down a path of deleveraging which is a good outlook for those.  But the equity story I think needs to mature a little before we really actively seek further conversation around that and if I had to put a date on it I'd think sometime this summer we'd probably try to make a trip out and sit down with shareholders once we have a better feel for how Q2 is rolling out and as we better evaluate what other kinds of opportunities we may have available to us.  That's the story on the quarter and at this point I'll open it up to any questions people might have.

Operator
Thank you, we'll now be conducting a question and answers session.  If you would like to ask a question please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment it may be necessary to pick up your hand set before pressing the * keys.  One moment please while we poll for questions.  Thank you.  Our first question is from the line of Nelson Obus with Wynnefield, please state your question.

<Q>:  Yeah, hi, you know obviously this has been a very long developing story and in regard to ROVA could you kind of just give us a two to three year going forward overview of what the important variables are that could effect that profitability during that period?

Keith Alessi – Westmoreland Coal Company –CEO
I'd be happy to.  To the extent that it's been a long developing story I think that's just the function of the business that we're in.  A business is so much oriented for cost plus contracts, there's very few levers you can really push other than timing a certain thing, and controlling overhead and controlling heritage cost and then of course bolting on acquisition.  That's both a good....

<Q>:  By the way don't get me wrong I think you are doing a hell of a job I mean, I'm just looking for a broader overview, that's all.

Keith Alessi – Westmoreland Coal Company –CEO
Okay, well maybe I'm being a little defensive on that, but we're pretty proud of where we've been able to bring it but it's a tough ship to turn because of the business model.  The story on ROVA really in my mind hasn't changed a whole heck of a lot. It's not a core asset, it would be our preference to monetize it.  There are some complications with monetizing it specifically the fact that it's under a long term power purchase agreement with Dominion.  The coal pricing out there where we operate we have a very favorable coal contract it's below market.  That said, it's not as far below market as it was a couple of years back and with the glut of coal on the east coast that probably opens up a different kind of dynamic for us as we seek avenues to monetize this asset.  We've been in conversations over the last several years here.  It's a good plant, it's technology is current, regulation-wise it's in great shape.  We think it's an asset that makes sense in the hands of somebody else but we have to navigate through the complexities of the contractual relationships we're under.  I would hope certainly over the next 12 to 18 months we'd have a solution for this in terms of monetization.  There's no guarantee that that would occur but I find it hard to believe that three years from now we'd be operating this in the manner that we are today.  I think the climate is better now than it has ever been to have these conversations, we're dealing with large organizations, utilities that move on a different timeframe and have different agenda than we do.  But we remain ready, willing and able to look at anything that makes sense along terms of monetization there or mitigating our coal costs longer term because of current market conditions.

<Q>:  That's what I was looking for, thanks.

Operator
Thank you.  Our next question is from the line of Brian Taddeo of Gleacher & Company.  Please proceed with your question.

<Q>:  Good Morning everybody.  Just a couple of questions, first you're comments there on the second quarter, just to note seasonally you know the weakest but now with Kemmerer having it been in their full quarter obviously last year was impacted by the hydro etc, is it safe to assume that while it's going to be weaker this second quarter should still be, you know, north at 20 million in terms of EBITDA so basically just slightly down from the first quarter?

Keith Alessi – Westmoreland Coal Company –CEO
I'm sorry Brian, I was distracted at this end, could you just repeat the end of that question?

<Q>:  Sure, just giving with Kemmerer being added in and the hydro issues last year, even though it's going to be seasonally the weakest quarter, is it safe to assume that business should still be doing over 20 million of EBITDA just basically slightly down from the first quarter, it won't be such a large detriment 2Q to 1Q?

Keith Alessi – Westmoreland Coal Company – CEO
I don't think it would be a 20.  It would be better than last year.  Interestingly Kemmerer customers has an outage during that quarter too so we got the Beulah Plant is down on maintenance, ROVA Plant is down on maintenance the Kemmerer facility will have one of their customers out and WECO of course is also going to have an outage during the quarter.  So it won't be 20, but it will be better than last year, how's that?

<Q>:  Better, okay.

Keith Alessi – Westmoreland Coal Company – CEO
We're still tracking, we're looking at a pretty strong back half of the year, I would expect both Q3 and Q4 to be better than our first quarter here.

<Q>:  I think previously you mentioned that kind of thinking kind of mid one teens in terms of the full year is that still on track to have something like that?

Keith Alessi – Westmoreland Coal Company – CEO
You're talking EBITDA ?

<Q>:  Yeah

Keith Alessi – Westmoreland Coal Company – CEO
I think it would probably be, we don't give projections but I think that it would be lower than that but certainly a very strong year for us.

<Q>:  Okay, and then secondly can you comment obviously there's a ton in the news lately regarding coal to gas switching and all the environmental impacts, could you give us some color as to the conversations you are having with your customers as to where, how their sitting with Naughton for example, there has been a lot of talking about switching Unit 3 to gas.  Can you just give some color as to what you're, the conversations you are having with your customers, what they're telling you in terms of their viability and what protections you have in terms of contract etc. to offset any of the risks?

Keith Alessi – Westmoreland Coal Company – CEO
Yeah, I think the first comment I would make on that subject matter is whenever there is a conversion in one of these situations there are very long off ramps.  You know conversations that are taking place today are about things that might happen in 2016 and in some cases even 2020.  There's clearly been a move by the environmental groups they've been emboldened not only by this administration but the low gas prices right now have them really hammering public service commissions and what not, saying gee gas is cheap, coal is dirty, we all know the story.  Even with the current gas prices, we are still the lowest cost fuel source, there has been some conversation about the Naughton 3 Unit at Kemmerer which we were well aware of at the time we made the acquisition.  Contractually there, they have a take or pay contract through 2016 where they have to pay us, pick a round number, let's say $38 a ton whether they take the tons or not.  After 2016 on that contract if there were any conversion to gas on that unit they still have to pay about $4.75 a ton for the tons they wouldn't take.  So from a cash flow standpoint we don't see it as a major concern as we sit here today. That's the only customer that there's a conversation around switching.  I saw some information yesterday it said about 85% of all the plants are going to switch, have.  We hear from other customers about environmental attacks of course around the fringes.  Those conversations look longer term with the latest EPA releases the bulk, well the remainder of our customers are fairly comfortable about their positions.  So we think that our contracts provide us with the protection, certainly we have long term visibility if anything negative were to happen, it gives us the opportunity to move tons elsewhere, sort of modify our operations.  Specifically on Kemmerer we feel that the cash on cash returns there are so strong that before any potential switching in that facility might take place we would have essentially paid the facility off, so it's not something that we are overly concerned about but we certainly are having conversations, we keep a close eye on it.

<Q>:  Are there any customers that are giving indication that any units in particular are at risk? Any like Coyote or Colstrip or any of those?

Keith Alessi – Westmoreland Coal Company – CEO
I mean we have conversations all the time, you know environmental groups in Washington State are trying to attack Colstrip One and Two.  The owners of Colstrip One and Two are intending to keep those operations running as they are today.  No there's nothing imminent certainly.

<Q>:  Got ya.  Then just briefly on the switching side as it pertains to ROVA, are you seeing any switching impacts with ROVA at all?

Keith Alessi – Westmoreland Coal Company – CEO
Would we switch?

<Q>:  No just in terms of dispatch, are you seeing it being run less because of any coal to gas switching?  Did that impact on the volumes?

Doug Kathol – Westmoreland Coal Company – EVP
No we're running 24/7.  We've run all winter there.  We've had the occasional night when we've been thrown back a little bit but it's been immaterial.

<Q>:  Okay, thank you.

Operator
Thank you.  Our next question is from Bentley Offutt of Offutt Securities.  Please proceed with your question.

<Q>:  Good morning to you.  Just a couple of questions.  The first you've mentioned that there to be some ebb and flow of the amount of cash that you have on the portfolio right at this time to the balance of the year, I was just wondering what areas that you might be spending some of that cash on?  We've mentioned in the past or your have the Wye Spur, secondly the opportunity out there for acquiring additional acreage.  Perhaps you could give us some further color as to what opportunities that cash could be used.

Keith Alessi – Westmoreland Coal Company – CEO
Well the ebb and flow of cash during the year of course will just be cycle based on when interest payments and loan amortization.  In our projections currently we've built in some modest reserve acquisition but we don't have anything beyond that.  We're taking it as it comes, we're looking at a number opportunities that may or may not have a requirement for some cash in them but if the business just ran as configured today we would expect to amortize off debt between now and the end of the year and build a modest amount of cash.

<Q>:  The next question I had is on your new president and COO and what he might bring to Westmoreland Coal.  What areas do you feel he would be most helpful over the next year?

Keith Alessi – Westmoreland Coal Company – CEO
I'm glad you brought that up because I neglected to welcome Bob on board on the call.  I did mention him on the press release and Bob will be on these calls every quarter going forward.  He is actually travelling as we speak.  Bob has got a long, deep resume in western coal.  He is a graduate of the Colorado School of Mines with two of his degrees.  He has worked up and down the front range.  He worked for our largest customer PacifiCorp.  He has worked for the government on studies, on steeply pitched western coal seams, which interestingly is exactly what we have at Kemmerer.  I think Bob brings this on a day to day, just the debt and knowledge into our mining operation, gives us bench strength, gives us strategic vision.  As you know he was a senior executive with the Consol operation so he has got a view of natural gas that we really didn't have internally here.  You know he really fills a gap for us here.  As you well know my background is not coal and many times when we get out on the road and we talk to folks that conversation is brought up and I think Bob fits very nicely into the management team we have here.  He has already brought some interesting insights and as we grow this business and look for opportunities to find efficiencies I think Bob will be key in helping us do that.

<Q>:  Okay and then one other question.  In Kemmerer can you give us a better feel for their contribution as far as EBITDA in the first quarter and where you see it going?  In other words, I assume it's seasonal EBITDA but when it the magnitude that one would expect for Kemmerer?

Kevin Paprzycki – Westmoreland Coal Company – CFO
Hi Bentley.  Kemmerer did $9.4 million of EBITDA in the first quarter and that surpassed our expectations and they had a very strong quarter.  So the guidance we put out when we did the acquisition was that EBITDA would come in 28-34, it'll probably come into the higher end of that range as a result of this strong Q1.

<Q>:  Okay, thank you.

Kevin Paprzycki – Westmoreland Coal Company – CFO
Two months worth, I might add.  That was two months worth of operations.

Keith Alessi – Westmoreland Coal Company – CEO
Yeah now keep in mind in the second quarter they've got a customer outage so it won't repeat the kind of number in the second quarter but we're looking for a good back end of the year.

<Q>:  That sounds like it was quite an impressive acquisition.  Okay well thank you.

Operator
Thank you.  As a reminder if you would like to ask a question you can press *1 on your telephone keypad.  The next question is from the line of Bob Clutterbuck of Clutterbuck Funds.  Please proceed with your question.

<Q>:  Hi Keith, how are you?  We also thought it was a good quarter, a very good quarter actually but our hearts stopped for a second on the shelf, you talked about that but I just want to reiterate anywhere near current stock prices short of Armageddon there are no plans to use the shelf?

Keith Alessi – Westmoreland Coal Company – CEO
We have no plans to use the shelf, Armageddon or not.  I mean the only way that we would actually tap the shelf would be if we were to do an acquisition I would expect.  I mean there's no plan to raise equity absent a deal.  So if there were a deal I would suspect that Lee and our investment bankers and our board would very carefully look at what kind of capital structure would be appropriate whether the pricing or whatever it might be would be prudent or not.  But there is no current plan to tap the shelf.

<Q>:  Terrific.  And you've kind of addressed it in some of your other comments but particularly with all the emphasis on coal and obviously the way Kemmerer has worked out I would have to think that there is potentially Kemmerer 2, Kemmerer 3, Kemmerer 4 out there in some combination.

Keith Alessi – Westmoreland Coal Company – CEO
I agree.  You know you can look at a market like we're looking at one of two ways, you know you can be Chicken Little or you can say hey there might be some very interesting assets available at very interesting prices.  We are fully committed to this model.  We're a domestic, primarily mine mouth operation.  We are happy taking on mines that do two, three, four, five million tons a year which is below where others in the industry sometimes will operate.  We are happy to work off cost plus and I think that there will be some interesting opportunities available at interesting valuations.  If they come, we'll look at them, we'll be prudent, we'll do our diligence, we're not going to grow for growth sake.  It's gotta make sense, it's gotta be accretive, it's gotta allow us to continue down a path of deleveraging, it's got to meet our requirements in terms of cash on cash returns.  But we'll look at all those things.  You know it's real clear if you look at the domestic coal market, at least based on the environment we're in today you could argue that the coal industry in the US is probably in a very long decline.  When I say long I'm talking generations.  You can make a lot of money in a long tale and we like the niche that we're in.  If you get the right returns and you buy things right and run them right there's going to be plenty of opportunities out there.  I tell the story a lot of times, I came out of the grocery business back when all these big grocery stores were being opened up and everybody was claiming the gloom and doom of the local neighborhood grocery store and we were able to make a lot of money running little neighborhood grocery stores in an industry that was moving towards gigantic supercenters and I think if you look around there's still a lot of little guys out there.  You've just got to know your model, you've got to stick to you niche and you got to run them right and you've got to buy them right.

<Q>:  Okay, well thanks for those comments Keith.

Operator
Thank you.  Our next question is from Nelson Obus or Wynnefield Capital.  Please state your question.

<Q>:  Keith, hey, I'm not trying to pile on but I do beg to differ that most companies have equity shelves.  I think it's very different in the bond market when windows open and close, but you know it makes shareholders feel a little bit uncomfortable to have the $50 million that temptation could carry you to use and I just caution you and I know that it's something that brokerage firms love to have there cause they can kind of tell you that this is the time but there are ways of engineering road shows and to really tell your story, so I would be very cautious how you use it and even if you determine that the time is right to try again as you did with the bond offering to have a long road show at the right price where you explain what you're up to not to do one and done with a couple of large holders.

Keith Alessi – Westmoreland Coal Company – CEO
I agree.  I don't disagree with anything you've said.  I think also having a shelf does something for you in terms of credibility when you're talking to people about potential acquisitions.  You know when you sit down and you talk to people and if you're in the process of having to make indicative offers on things the ability to point to a shelf can sometimes get you past a first round that you wouldn't get past otherwise.  But we would not tap the shelf unless it made sense economically, made sense valuation wise, bankers agreed to it, management agreed to it, board agreed to it.  There's no intent to tap it but I think it gives us an arrow in the quiver here that is worth having.

<Q>:  Yes I agree with substance, it's all about process.

Keith Alessi – Westmoreland Coal Company – CEO
Right.  I think we've demonstrated we're responsible in the process so we're not going to do anything.

Operator
Thank you.  Our next question is from the line of Frank Duplak with Prudential.  Please state your question.

<Q>:  Morning guys.  I just have a couple of housekeeping questions.  Did you receive any business interruptions proceeds from your insurer in the quarter?  I know you said there was another $1.5 million deductible but have you started receiving any payments or when do they kind of turn on?

Kevin Paprzycki – Westmoreland Coal Company – CFO
We did, we received $5 million worth of proceeds from the business interruption carriers.  That $5 million represented the losses starting in December through Q1 and so we're in the process right now of kind of talking about getting the next advance, but we expect to get advances quarterly to offset the losses.  Right now we expect that to go for the remainder of the year and perhaps into Q1 of 2013.

Keith Alessi – Westmoreland Coal Company – CEO
That's the best information we have right now out of SherCo.  They've identified the extent of the damage, they've identified which parts need to be ordered or remanufactured and it looks like a Q1 13 coming back online as best as we can tell.

<Q>:  And have you been able to place that coal anywhere else?  I mean the market has obviously been a little soft, I thought that was part of the plan.  Have you placed the incremental coal or have you just slowed down the pace of production there?

Keith Alessi – Westmoreland Coal Company – CEO
We've slowed down the pace.  Obviously the markets are a wash, but we have actually been successful placing modest tons here and there and we're working with the insurance companies.  They of course encourage us to try to mitigate the extent of the business interruption claims so it has actually allowed us to sell some cheap coal to people or bid very cheap coal to people because it results in a lower business interruption claim and the insurer is covering what would have been our normal margin.  So it's kind of a sliver lining that a cloud has given us access potentially to a couple of accounts that could develop over time but we've talking hundreds of thousands of tons not million tons at this point.  Some of these are accounts could be million ton accounts.  But we're just replacing the test burn here and there and working that but we are fighting the fact that the market is a wash with coal.

<Q>:  Can you talk about how many tons Kemmerer did in the quarter cause it looked like you guys were down a little bit year over year but you had Kemmerer so the legacy operations, how much were they off from a volume perspective?

Keith Alessi – Westmoreland Coal Company – CEO
Well one of the reasons the tonnage was off slightly was because of course at WRI where the business interruption occurred it didn't ship half of the tons that would have normally shipped during the quarter so that's a little deceptive when you look at that.

Kevin Paprzycki – Westmoreland Coal Company – CFO
Kemmerer did about 900,000 tons during Q1, Frank.

<Q>:  Okay.

Kevin Paprzycki – Westmoreland Coal Company – CFO
That was two months worth of operations and they're off to a great start.

<Q>:  So there's 900,000 from them, there's a million from the legacy operations that were off then how much of that would have been due to SherCo?

Keith Alessi – Westmoreland Coal Company – CEO
The SherCo tons are about 1.5 million tons.

Kevin Paprzycki – Westmoreland Coal Company – CFO
Two million tons.

Keith Alessi – Westmoreland Coal Company – CEO
Yeah we'll call it two million tons on an annual basis.

Kevin Paprzycki – Westmoreland Coal Company – CFO
700,000 tons impact in the first quarter.

<Q>:  Okay, so that's really where it all went.  Okay.  Tons for 2012, do you guys have anything you can talk about?

Kevin Paprzycki – Westmoreland Coal Company – CFO
We're still right around the $24 million level for 2012 plus or minus.

<Q>:  Okay and I'm assuming there weren't because was there some bond amortization in the quarter and can you tell me what 1Q was and what the full year 2012 bond amortization is supposed to be?

Kevin Paprzycki – Westmoreland Coal Company – CFO
We amortized $3.5 million of WML debt and for the year it's going to be that same run rate so that'll take us to about $14 million of amortization for the year.

<Q>:  And then you talked about maybe building a little cash I thought for the full year over and above where you are today, does that mean that there is some thought that the excess cash flow sweep on the bonds could kick in this year or would there be things that could mitigate that?

Keith Alessi – Westmoreland Coal Company – CEO
We'll have to look at the calculation at the end of the year, we haven't really run it yet but clearly at the end of the year we'll look at it and address it and as you recall if we meet the criteria we have to offer, but people don't have to sell.

<Q>:  Right I get that but I guess it was a pretty good quarter free cash flow generation and if you think it'll be a little higher by the end of the year it should be a positive free cash flow year so maybe there's an opportunity there.  Okay.  Good guys.  Thanks for the call.

Operator
Our next question is from the line of Stephen Rosenbaum a Private Investor.  Please proceed with your question.

<Q>:  Yeah, hey.  I got in on this a little bit late and I don't know if it's been asked already but I called before and I spoke to investor relations and there was some talk about getting some of the coal shipped to the west coast to go to China on an experimental basis, anything come from that?

Doug Kathol – Westmoreland Coal Company – EVP
Hey this is Doug.  We have been approached by a number of operations and brokers and end users. To date we have not had any success at that.  It is a function of the fact the ports are in Canada, it's a long rail haul and we are just at the cusp of the economics so while we are continuing to be active in the market, we have a new sales guy that's engaged and has done this for others in the past.  We're going forward.  We are building the West Y in our rail spur so that we will be fully functional by mid year to take large volumes to the west.

<Q>:  Okay.  Thank you.

Operator
Thank you.  Our next question is from Greg Bennett of Morgan Stanley.  Please proceed with your question.

<Q>:  Hi, good morning Keith and Kevin.  On the ROVA plant is there a gas supply that's close by, a pipeline nearby in case somebody did want to switch that over to natural gas?

Doug Kathol – Westmoreland Coal Company – EVP
This is Doug.  There's one in the region and I can't quote how close it is but there is a transmission line I'll say within 10 or 15 miles.

<Q>:  So it's geographically desirable I guess at this point if you want to build a short line.

Keith Alessi – Westmoreland Coal Company – CEO
I'm sorry, you could actually develop that site.  There's capacity there for a gas burner. That's not something we, of course, have pursued, it's not our core business but as we have looked at that and tried to interest people in it that's one of the aspects of the property, we've tried to get people focused on.

<Q>:  You could run coal and gas parallel units then, there's not a problem with that.

Doug Kathol – Westmoreland Coal Company – EVP
We believe so yes.

<Q>:  Okay.  Thank you very much.

Operator
Thank you, there are no further questions at this time.  I would like to turn the floor back to management for closing comments.

Keith Alessi – Westmoreland Coal Company – CEO
We'll be chatting with you folks in about 90 days and any questions you can direct them into Kevin. Thanks.

Operator
Thank you.  This does conclude today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.